ROYALITE PETROLEUM COMPANY INC.
Announces Closing of Private Placement;
Update on Airport Lease Project; and
Sale of Worldbid Subsidiary

June 5, 2008 – Henderson, Nevada

Royalite Petroleum Company Inc. (OTCBB: RYPE) (“Royalite”) is pleased to announce that its private placement previously announced on March 31, 2008 has been oversubscribed. The directors of Royalite have approved an increase of up to 5% in the number of shares that may be sold under the private placement to meet over-subscriptions. Accordingly, up to 8,400,000 shares may be issued under the private placement. Royalite has received proceeds of $2,015,000 to date. Closing of the private placement is expected to take place next week after receipt of documentation in transit. The proceeds of the private placement will be used to conduct exploration work on Royalite’s oil and gas properties and for general working capital purposes.

Airport Lease Update

Since acquiring the Airport Lease located in Matagorda County, Texas in April, 2008, Royalite has now acquired additional ground in the area of interest totaling approximately 1,200 acres and expects to acquire an additional 3,000 acres bringing the total acreage in the area of interest to 5,700 acres.

Royalite has made all payments required under the Airport Lease Agreement to date and, with the proceeds of the private placement, has sufficient funds on hand to make the balance of the payments required.

Royalite has also completed an environmental study for a 16,800 foot well to be drilled on its Airport Lease. The proposed well, which is subject to Royalite obtaining additional financing, will be located approximately 3,000 feet from the Harold Hunt #1 Well. Royalite believes that the proposed well will be on trend with the Harold Hunt #1 Well that had encountered several gas and condensate pay zones from 6,000 feet to 16,600 feet deep and has been producing since 1984. Royalite has engaged a consulting group to assist it in preparing a drilling program for the proposed well and to negotiate a drilling contract with a drilling company. In addition, Royalite is currently in negotiations to obtain a 3D seismic survey over its property.

Sale of Non-Core Business (Worldbid Subsidiary)

On June 5, 2008, Royalite entered into a Share Purchase Agreement with Marktech Acquisition Corp. (“Marktech”) and Worldbid International Inc. (“Worldbid”). Under the terms of the Share Purchase Agreement, Royalite agreed to sell all of the shares of Worldbid, its internet business subsidiary, and all Worldbid related business assets to Marktech in consideration of $50,000 and assumption of approximately $93,000 in liabilities. The cash portion of the purchase price shall be payable as to $25,000 on closing and $25,000 thirty days from closing. As additional consideration, Royalite agreed to assign to Marktech its right and interest in the intercompany loan between Royalite and

Worldbid. In addition, Marktech will indemnify Royalite from any liabilities or damages arising out of the liabilities of Worldbid and the liabilities assumed by Marktech. Royalite anticipates that the closing of the transaction will occur on June 30, 2008. Royalite is disposing of the subsidiary in order to concentrate its efforts on its core oil and gas business.

For more information contact:

Royalite Petroleum Company Inc.
Norris R. Harris, President
(512) 478-8900

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in Royalite’s periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could,” “plan”, "estimate", “believe”, "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to uncertainties about the availability of additional financing, geological or mechanical difficulties affecting geological work programs, uncertainty of estimates, operational risk, environmental risk, financial risk, currency risk, dependence on third parties and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in Royalite’s periodic filings with securities regulators in the United States. In particular, there is no assurance that Royalite will obtain additional funding or be successful in acquiring any additional oil and gas properties.